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                                                                   Exhibit 3.4


                       MISSISSIPPI BAND OF CHOCTAW INDIANS

                              RESOLUTION CHO 01-071

            A RESOLUTION TO AUTHORIZE THE ISSUANCE OF $150,000,000 OF SENIOR NOTES BY THE CHOCTAW RESORT DEVELOPMENT ENTERPRISE

         WHEREAS, the Mississippi Band of Choctaw Indians is an American Indian Tribe (the "Tribe") recognized by the government of the United States pursuant to the provisions of 25 U.S.C. Section 476; and

         WHEREAS, the Tribal Council of the Tribe is authorized under the Choctaw Constitution to negotiate with and to approve contracts or agreements with tribal, foreign, federal, state, or local governments, with private persons or with corporate bodies; and

         WHEREAS, the Tribal Council of the Tribe is authorized under the Choctaw Constitution to appropriate available tribal funds for the benefit of the Tribe; and

         WHEREAS, the Tribal Council of the Tribe is authorized under the Choctaw Constitution to approve or disapprove allocations or disbursements of tribal funds (or grant of contract funds under the administrative control of the Tribe) not specifically appropriated or authorized in a budget approved by the Tribal Council; and

         WHEREAS, the Tribal Council of the Tribe adopted Resolution CHO 01-034 approving the design and development of the proposed Golden Moon Resort and Casino and related improvements to the Silver Star (the "Golden Moon Project") by the Choctaw Resort Development Enterprise (the "Enterprise"), which Golden Moon Project is expected to be designed, developed and opened for an aggregate cost of approximately $300,000,000; and

         WHEREAS, a portion of the funds for the Golden Moon Project were raised by a $125,000,000 syndicated reducing, revolving secured credit facility, maturing in December of 2005 (the "Credit Facility"); and

         WHEREAS, additional funds for design, development and opening of the Golden Moon Project will be raised by the offer, issuance and sale by the Enterprise (the "Offering") of up to $150,000,000 aggregate principal amount of senior notes due 2009 (the "Notes"); and

         WHEREAS, in connection with the Offering, the Tribe will be required to make certain covenants and representations and grant a limited waiver of its sovereign immunity as hereafter provided;

         NOW, THEREFORE, BE IT RESOLVED, that the offer, issuance and sale by the Enterprise of up to $150,000,000 aggregate principal amount of Notes to certain purchasers including, but not necessarily limited to, Banc of America Securities LLC and Salomon Smith Barney, pursuant to the Offering Memorandum (as defined below), is hereby approved; and

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         BE IT FURTHER RESOLVED, that the preparation and distribution by the
Enterprise of the proposed offering memorandum covering the issuance and sale of the Notes and inclusive of certain covenants of the Tribe, substantially in the form attached hereto as EXHIBIT A (the "Offering Memorandum"), is hereby approved, provided that any material changes, amendments or supplements thereto which are adverse to the interests of the Tribe shall require further approval of the Tribal Council; and

         BE IT FURTHER RESOLVED, that the Indenture (the "Indenture"), containing substantially the same terms, conditions and provisions set forth in the section entitled "Description of the Notes" in the Offering Memorandum (the "Description of the Notes"), including certain covenants of the Tribe, between the Enterprise and a trustee (the "Trustee"), are hereby approved and the Tribal Chief and the Secretary/Treasurer are hereby authorized to execute the Indenture in the name and on behalf of the Tribe for the limited purposes stated therein, provided that any material changes, amendments or supplements thereto which are adverse to the interests of the Tribe shall require further approval of the Tribal Council; and

         BE IT FURTHER RESOLVED, subject to the above limitations, the Tribal Chief and the Secretary/Treasurer in the name and on behalf of the Tribe are authorized to perform such further acts and deeds as may be necessary or appropriate to execute the Indenture and any related documents, agreements and transactions; and

         BE IT FURTHER RESOLVED, the Tribal Chief and the Secretary/Treasurer in the name and on behalf of the Tribe are authorized to make such changes to the Indenture and enter into any additional agreements or perform such further acts and deeds as may be necessary or appropriate to effectuate the Offering; and

         BE IT FURTHER RESOLVED, the Tribe waives its sovereign immunity from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action by the Trustee (or by the noteholders or their representatives) against the Tribe, but solely to the extent of the Tribe's covenants and agreements under the Indenture, and to execute any judgment resulting therefrom (1) for the sole purpose of compelling the Tribe to return any prohibited payment made to the Tribe as described in paragraph (d) under "Certain Covenants--Covenants of the Tribe" contained in the Description of the Notes (and to be included in the Indenture), against any assets of the Business Enterprise Division of the Tribe but in no event against any assets of the Government Division of the Tribe, and (2) in the event that the Tribe fails to faithfully and fully comply with any other provisions under "Certain Covenants--Covenants of the Tribe" contained in the Description of the Notes (and to be included in the Indenture), first against any assets of the Enterprise and second against any assets of the Business Enterprise Division of the Tribe, but in no event against any assets of the Government Services Division of the Tribe. Subject to the foregoing, the Tribe waives its immunity from unconsented suit to permit any court of competent jurisdiction or arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association to: (i) enforce and interpret the terms of the Indenture and to enforce and execute any judgment resulting therefrom; (ii) determine whether any consent or approval of the Tribe has been improperly granted or unreasonably withheld; (iii) enforce any judgment prohibiting the Tribe from taking any action, or mandating or obligating the Tribe to take any action, including a

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judgment compelling the Tribe to submit to binding arbitration; and (iv) as to a court only but not arbitrators, adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. Section 1302 (or any successor statute). Notwithstanding any other provision of law or canon of construction, the Tribe intends this waiver to be interpreted liberally to permit the full litigation or arbitration of such disputes; and

         BE IT FURTHER RESOLVED, the Tribe hereby authorizes the Enterprise to waive, and hereby waives, the sovereign immunity of the Enterprise from unconsented suit, whether such suit be brought in law or in equity, or in administrative proceedings or proceedings in arbitration, to permit the commencement, maintenance, and enforcement of any action by the Trustee (or by noteholders or their representatives) against the Enterprise and to execute any judgment resulting therefrom against any assets of the Enterprise. Without limiting the generality of the foregoing, the Tribe hereby authorizes the Enterprise to waive, and hereby waives, the Enterprise's immunity from unconsented suit to permit any court of competent jurisdiction or arbitrators, appointed and acting under the commercial arbitration rules of the American Arbitration Association to: (i) enforce and interpret the terms of the Indenture, the Notes and any other documents and agreements contemplated by the Offering Memorandum and executed by the Enterprise in connection therewith and to enforce and execute any judgment resulting therefrom against the Enterprise or the assets of the Enterprise;
(ii) determine whether any consent or approval of the Enterprise has been improperly granted or unreasonably withheld; (iii) enforce any judgment prohibiting the Enterprise from taking any action, or mandating or obligating the Enterprise to take any action, including a judgment compelling the Enterprise to submit to binding arbitration; and (iv) as to a court only but not arbitrators, adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. Section 1302 (or any successor statute). Notwithstanding any other provision of law or canon of construction, the Tribe intends this waiver to be interpreted liberally to permit the full litigation or arbitration of such disputes; and

         BE IT FURTHER RESOLVED, the Tribe hereby consents to the choice of the internal laws of the State of New York to govern and be used to construe the Indenture and the Notes without giving effect to the effect to the conflicts of law principles thereof.

                                  CERTIFICATION

I, the undersigned, as Secretary-Treasurer of the Mississippi Band of Choctaw Indians, certify that the Tribal Council of said Band is composed of 16 members, 14 of whom, constituting a quorum, were present at a Special Call Meeting thereof, duly called, noticed, convened, and held this 28th day of February, 2001; and that the foregoing Resolution was duly adopted by a vote of 9 members in favor, 5 opposed and 0 abstaining.

Dated this 28th day of February, 2001.

ATTEST:


/s/ Phillip Martin                          /s/ Harrison Ben
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Chief Phillip Martin                        Harrison Ben, Secretary-Treasurer